Exhibit 77(i)

AMENDMENT TO REGISTRANT'S ARTICLES OF INCORPORATION

In response to Sub-Item 77I, Articles Supplementary to the Articles of Incorporation dated as of July 31, 2007 and August 30, 2007, respectively (the “Supplements”) of the Lord Abbett Global Fund, Inc. (the “Registrant”) are hereby incorporated by reference to Exhibit No. 99(a)(ix) and 99(a)(x) respectively to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement on Form N-1A (1933 Act File No. 33-20309 and 1940 Act File No. 811-5476) filed on September 13, 2007.

The Supplements (i) created three new share classes for each of the Registrant’s Equity Series and Lord Abbett Developing Local Markets Fund: Class F, Class R2 and Class R3 effective August 10, 2007; (ii) authorized an additional 20,000,000 shares to each of the new share classes, which increased the total number of shares of all classes from 1,000,000,000 shares of capital stock, par value $.001 per share to 1,120,000,000, shares of capital stock, par value $.001 per share effective August 10, 2007; and (iii) renamed, effective September 28, 2007 all of the issued and unissued shares of Class Y shares as Class I shares.